Exhibit 99.2

[SEMGROUP CORPORATION LETTERHEAD]

October 28, 2011

To Our Stockholders:

On October 28, 2011, your Board of Directors adopted a shareholder rights plan and declared a dividend distribution of common share purchase rights to the shareholders of record on November 7, 2011. This letter explains why the Board of Directors adopted the rights plan and how the rights work. A more detailed summary of the common share purchase rights and the rights plan is enclosed for your reference. In addition to the adoption of the rights plan, the Board of Directors adopted amendments to SemGroup’s Bylaws relating to the setting of a record date and other procedures applicable to stockholder action by written consent.

Share purchase rights are designed to assure that all SemGroup stockholders receive fair and equal treatment in any proposed takeover of the Company. They guard against abusive tactics to gain control of the Company without paying all shareholders a premium for that control. The Rights Plan was adopted in response to the unsolicited proposal announced by Plains All American Pipeline, L.P. to acquire all of the outstanding shares of the Company for $24.00 per share in cash which, in the unanimous view of the entire Board of Directors, substantially undervalues the Company.

We want to emphasize that the rights will not prevent a takeover, but they will deter abusive tactics from being used in a takeover. They are designed to encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. This should enable all SemGroup shareholders to fully realize the value of their investment in the Company.

In general terms, the rights plan imposes a significant penalty upon any person or group that acquires 10% or more of our outstanding shares without the approval of our Board of Directors. The rights issued under the rights plan may be redeemed by the Board of Directors for one tenth of one cent per right prior to an acquiror or group accumulating 10% or more of the Company’s shares. The rights will not interfere with any merger or business combination approved by the Board of Directors.

Adoption of the rights plan does not weaken the financial strength of the Company or affect its business plans. Issuance of the rights:

•	has no dilutive effect on the value of the Common Shares,

•	will not affect reported earnings per share,

•	is not taxable to the Company or to you, and

•	will not change how you can trade the Company’s shares.

The rights will be exercisable only if and when a situation arises that the rights were intended to address.

In adopting the rights plan and declaring the rights dividend, the Board of Directors has expressed its confidence in the future and its determination that you, our stockholders, be given every opportunity to participate fully in that future.

On behalf of the Board of Directors.

/s/ Norman J. Szydlowski	/s/ John F. Chlebowski
Norman J. Szydlowski President and Chief Executive Officer	John F. Chlebowski Chairman, SemGroup Board of Directors

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or a solicitation of any vote, consent or approval. No tender offer for the shares of SemGroup has commenced at this time. If a tender offer is commenced, SemGroup may file a solicitation/recommendation statement with the U.S. Securities and Exchange Commission (“SEC”). Any solicitation/recommendation statement filed by SemGroup that is required to be mailed to stockholders will be mailed to stockholders of SemGroup. In addition, SemGroup may file a proxy statement and other documents with the SEC. Any definitive proxy statement will be mailed to stockholders of SemGroup. INVESTORS AND SECURITY HOLDERS OF SEMGROUP ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by SemGroup through the web site maintained by the SEC at http://www.sec.gov.

A registration statement relating to the common units of the Master Limited Partnership has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. Any offers, solicitations of offers to buy or sales of securities will only be made in accordance with the registration requirements of the Securities Act of 1933 or an exemption therefrom.

CERTAIN INFORMATION REGARDING PARTICIPANTS

SemGroup and certain of its respective directors and executive officers may be deemed to be participants under the rules of the SEC in any future solicitation of proxies or consents from SemGroup’s stockholders in respect of the matters discussed herein. Security holders may obtain information regarding the names, affiliations and interests of SemGroup’s directors and executive officers in SemGroup’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on March 31, 2011, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on April 21, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation or consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in future filings with the SEC.